Our records indicate that you have elected to receive shareholder communications and submit voting instructions via the Internet. This e-mail notification contains information specific to your holding in the fund(s) identified below. Please read the instructions carefully before proceeding.

This E-mail serves as notice that proxy materials for the Putnam Investments Meeting to be held on October 30, 2006 are available on the Internet, as indicated below.

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES FOR THE MEETING OF SHAREHOLDERS, October 30, 2006.

The Meeting of shareholders will be held, October 30, 2006 at 11:00 a.m. Boston Time. At this meeting, you will be asked to vote on the proposal(s) described in the proxy statement.

You can read the proxy materials at the following Internet sites: Proxy Statement: http://ww3.ics.adp.com/streetlink_data/dirMC0034/sa69F4.pdf

(If your E-mail software supports it, simply click on the link)

To view the proxy statement online you may need Adobe Acrobat Reader, which is available at the following Internet site: http://www.adobe.com/products/acrobat/readstep2.html

You can enter your voting instructions at the following Internet site: http://www.proxyweb.com/putnam (If your E-mail software supports it, simply click on the link)

To enter the http://www.proxyweb.com/putnam voting site, you will need the control number(s) below. If you have multiple accounts, you must provide voting instructions for each account separately.

%Multiple holdings will be repeated in the same format here.%

There is no charge for you to vote via this service, though you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

To view, cancel or change your enrollment profile, please go to http://www.putnam.com/individual and follow the instructions carefully.